Exhibit 99.1

GXO Logistics Reports Fourth Quarter
and Full Year 2022 Results

Highlights
•Fourth quarter revenue of $2.5 billion, up 9.1% year-over-year; including organic revenue growth1 of 7.5%; net income attributable to GXO of $46 million; adjusted EBITDA1 of $205 million; diluted EPS of $0.39 and adjusted diluted EPS1 of $0.83
•Full year revenue of $9.0 billion, up 13.3% year-over-year; including organic revenue growth of 15.4%; net income attributable to GXO of $197 million; adjusted EBITDA1 of $728 million; diluted EPS of $1.67 and adjusted diluted EPS1 of $2.85
•Full year cash flow from operating activities of $542 million and free cash flow1 of $240 million; equivalent to over 30% of adjusted EBITDA1
•Reaffirming 2023 guidance communicated at Investor Day

Business Highlights
•In the fourth quarter we closed $182 million of new wins; secured $661 million incremental revenue for 2023 through fourth quarter 2022
•Robust sales pipeline of approximately $2.1 billion, up from the third quarter
•Revenue retention rate consistently in the mid-to-high 90s since spin
•Fourth quarter e-commerce revenue up 31% and reverse logistics revenue up 19% with the integration of Clipper
•Debt to net income attributable to GXO ratio was 9.2x; net leverage ratio1 reduction, down to 1.8x from 2.1x in the previous quarter, investment grade balance sheet maintained

GREENWICH, Conn. — February 14, 2023 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the fourth quarter and full year 2022.

Malcolm Wilson, Chief Executive Officer of GXO, said, “We are pleased to have delivered another quarter of outstanding financial and operating results, as we executed a successful peak season for our customers. In the fourth quarter, we delivered $2.5 billion of revenue, $46 million of net income and stellar contract wins. We achieved strong year-over-year adjusted EBITDA growth, which at 23 percent was three times our organic revenue growth. For the full year, our revenue and organic revenue growth reached an all-time record and we are pleased to start 2023 with sizable opportunities in our pipeline across all verticals and geographies, I want to thank all of my GXO team members for delivering a standout year, our first as a standalone company.

“The integration of the Clipper acquisition is well underway, and we are already realizing significant cross sell opportunities, including an exciting new partnership with Farfetch. We now expect to realize the full synergies from this transaction even faster than initially anticipated. We continue to generate strong cash flow, and our deleveraging trajectory is on track. With our strong cash flow conversion, we expect to reduce our net leverage to about 1.5x by the end of the year.

1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.

“We’re laser-focused on executing our long-term business plan, and we are reaffirming the full year guidance we provided at our Investor Day in January. While we expect a softer macroeconomic environment this year, our wins to date, combined with the predictability and resilience of our business, give us great confidence entering 2023.”

Fourth Quarter 2022 Results

Revenue increased to $2.5 billion, compared with $2.3 billion for the fourth quarter 2021. Net income attributable to GXO was $46 million, compared with $56 million for the fourth quarter 2021. Diluted earnings per share was $0.39, compared with $0.48 for the fourth quarter 2021.

Adjusted net income attributable to GXO1 increased to $99 million, compared with $84 million for the fourth quarter 2021. Adjusted diluted earnings per share1 increased to $0.83, compared with $0.73 for the fourth quarter 2021.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA1”) increased to $205 million from $167 million in the fourth quarter 2021.

GXO generated $226 million of cash flow from operations, compared with $204 million for the fourth quarter 2021. In the fourth quarter 2022, GXO generated $141 million of free cash flow1, compared to $137 million for the fourth quarter 2021.

During the fourth quarter 2022, GXO won new customer contracts expected to contribute $182 million in annualized revenue.

Full Year 2022 Results

Revenue increased to $9.0 billion, compared with $7.9 billion for 2021. Net income attributable to GXO increased to $197 million, compared with $153 million for 2021, and pro forma net income to GXO of $162 million for 2021. 2021 net income reflected a $42 million one-time tax benefit related to the spin. Diluted earnings per share increased to $1.67, compared with $1.32 for 2021.

Adjusted net income attributable to GXO1 increased to $335 million, compared with $242 million for 2021. Adjusted diluted earnings per share1 increased to $2.85, compared with $2.09 for 2021.

Adjusted EBITDA increased to $728 million from $611 million for 2021, and pro forma adjusted EBITDA of $633 million for 2021.

GXO generated $542 million of cash flow from operations, compared with $455 million for 2021. In the 2022, GXO generated $240 million of free cash flow1, compared to $216 million for 2021.

The new customer contracts GXO won through the fourth quarter 2022 are expected to contribute $661 million in incremental revenue in 2023.

Cash Balances, Outstanding Debt and Leverage Ratio

As of December 31, 2022, cash and cash equivalents and debt outstanding were $495 million and $1,806 million, respectively. For the year ended December 31, 2022, debt to net income attributable to GXO ratio was 9.2x, and net debt to adjusted EBITDA1 ratio (net leverage ratio) was 1.8x.

2023 Guidance

GXO announced its 2023 financial outlook as follows:
•Organic revenue growth1 of 6% to 8%;
•Adjusted EBITDA1 of $700 million to $730 million;
•Free cash flow1 conversion of approximately 30% of adjusted EBITDA1; and
•Adjusted diluted earnings per share1 of $2.30 to $2.50.

Conference Call

GXO will hold a conference call on Wednesday, February 15, 2023, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13735916. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until March 1, 2023. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13735916.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. GXO is committed to providing a diverse, world-class workplace for approximately 135,000 team members across more than 970 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, Twitter, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables below.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, pro forma adjusted EBITDA, pro forma adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted EBITA margin, pro forma adjusted EBITA, pro forma adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, organic revenue, organic revenue growth, net leverage, net leverage ratio, net debt, and return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITA, pro forma adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs,

as well as restructuring costs and other adjustments as set forth in the financial tables below. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Restructuring costs primarily related to severance costs associated with business optimization initiatives.

Pro forma adjusted EBITDA and pro forma adjusted EBITA include adjustments for allocated corporate expenses and public company standalone costs. Allocated corporate expenses are those expenses that were allocated to the combined financial statements on a carve-out basis in accordance with U.S. GAAP. Public company standalone costs are estimated costs of operating GXO as a public standalone company following its spin-off from XPO, Inc. (“XPO”) effective as of August 2, 2021 and represents the midpoint of our estimated corporate costs.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA, adjusted EBITDA margin, pro forma adjusted EBITDA, pro forma adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, adjusted EBITA margin, pro forma adjusted EBITA and pro forma adjusted EBITA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets. We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations, revenue from acquired businesses and revenue from deconsolidated operations. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our total debt and net debt as a ratio of our adjusted EBITDA. We calculate ROIC as our adjusted EBITA, net of income taxes paid divided by invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2023 organic revenue growth, adjusted EBITDA, free cash flow, and adjusted diluted EPS, and the reduction of net leverage by the end of 2023, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-

looking statements, including our full year 2023 financial targets of organic revenue growth, adjusted EBITDA, free cash flow, and adjusted diluted earnings per share, the reduction of net leverage by the end of 2023, expected timing of the realization of the full synergies from the acquisition of Clipper Logistics, and the expected incremental revenue in 2023 from new customer wins in 2022. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: the impact of the COVID-19 pandemic; economic conditions generally; supply chain challenges, including labor shortages; our ability to align our investments in capital assets, including equipment, and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; unsuccessful acquisitions or other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; our inability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; seasonal fluctuations; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents, including the conflict between Russia and Ukraine; a material disruption of the company's operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; the inability to implement technology initiatives successfully; our ability to achieve our Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Chris Jordan
+1 (203) 536 8493
chris.jordan@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2022	2021	2022	2021
Revenue	$2,467	$2,262	$8,993	$7,940
Direct operating expense	2,035	1,912	7,443	6,637
Selling, general and administrative expense	249	195	886	714
Depreciation and amortization expense	87	76	329	335
Transaction and integration costs	4	17	61	99
Restructuring costs and other	18	(1)	32	4
Operating income	74	63	242	151
Other income (expense), net	(5)	12	51	23
Interest expense, net	(10)	(5)	(29)	(21)
Income before income taxes	59	70	264	153
Income tax (expense) benefit	(13)	(13)	(64)	8
Net income	46	57	200	161
Net income attributable to noncontrolling interests	—	(1)	(3)	(8)
Net income attributable to GXO	$46	$56	$197	$153

Earnings per share data
Basic	$0.39	$0.49	$1.68	$1.33
Diluted	$0.39	$0.48	$1.67	$1.32

Weighted-average common shares outstanding
Basic	118,658	114,647	117,050	114,632
Diluted	119,126	115,695	117,616	115,597

GXO Logistics, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$495	$333
Accounts receivable, net of allowances of $12 and $13, respectively	1,647	1,507
Other current assets	286	259
Total current assets	2,428	2,099
Long-term assets
Property and equipment, net of $1,297 and $1,128 in accumulated depreciation, respectively	960	863
Operating lease assets	2,227	1,772
Goodwill	2,728	2,017
Intangible assets, net of $456 and $407 in accumulated amortization, respectively	570	257
Other long-term assets	306	263
Total long-term assets	6,791	5,172
Total assets	$9,219	$7,271
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$717	$624
Accrued expenses	995	998
Short-term borrowings and obligations under finance leases	67	34
Current operating lease liabilities	560	453
Other current liabilities	193	220
Total current liabilities	2,532	2,329
Long-term liabilities
Long-term debt and obligations under finance leases	1,739	927
Long-term operating lease liabilities	1,853	1,391
Other long-term liabilities	417	234
Total long-term liabilities	4,009	2,552
Commitments and Contingencies
Stockholders’ equity
Common Stock, $0.01 par value per share, 300,000 shares authorized, 118,728 and 114,659 shares issued and outstanding, as of December 31, 2022 and 2021, respectively	1	1
Preferred Stock, $0.01 par value per share, 10,000 shares authorized, 0 shares issued and outstanding, as of December 31, 2022 and 2021	—	—
Additional paid-in capital	2,575	2,354
Retained earnings	323	126
Accumulated other comprehensive loss	(254)	(130)
Total stockholders’ equity before noncontrolling interests	2,645	2,351
Noncontrolling interests	33	39
Total equity	2,678	2,390
Total liabilities and equity	$9,219	$7,271

GXO Logistics, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In millions)	2022	2021
Cash flows from operating activities:
Net income	$200	$161
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	329	335
Stock-based compensation expense	33	28
Deferred tax benefit	(10)	(62)
Other	(14)	(10)
Changes in operating assets and liabilities
Accounts receivable	(71)	(243)
Other assets	24	(57)
Accounts payable	45	114
Accrued expenses and other liabilities	6	189
Net cash provided by operating activities	542	455
Cash flows from investing activities:
Capital expenditures	(342)	(250)
Proceeds from sale of property and equipment	40	11
Acquisition of business, net of cash acquired	(876)	32
Net proceeds from cross-currency swap agreements	21	—
Purchase and sale of affiliate trade receivables, net	—	—
Other	8	—
Net cash used in investing activities	(1,149)	(207)
Cash flows from financing activities:
Proceeds from debt, net	917	794
Repayments of debt and finance leases	(115)	(72)
Taxes paid related to net share settlement of equity awards	(16)	(1)
Proceeds (repayments) related to trade securitization program	—	(26)
Purchase of noncontrolling interests	—	(128)
Net transfers (to) from XPO	—	(774)
Other	1	(34)
Net cash provided by (used in) financing activities	787	(241)
Effect of exchange rates on cash and cash equivalents	(18)	(2)
Net increase in cash and cash equivalents	162	5
Cash and cash equivalents, beginning of year	333	328
Cash and cash equivalents, end of year	$495	$333

Supplemental cash flow information:
Cash paid for interest, net	$34	$22
Cash paid for income taxes, net	111	75
Noncash investing and financing activities:
Common stock issued for acquisition	$204	$—
Settlement of related party debt due to the Separation	—	437

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
United Kingdom	$922	$787	$3,293	$2,634
United States	786	735	2,861	2,469
France	199	183	729	734
Netherlands	191	187	699	651
Spain	128	121	488	479
Italy	88	88	331	339
Other	153	161	592	634
Total	$2,467	$2,262	$8,993	$7,940

Revenue can also be disaggregated by various verticals, reflecting the customers’ principal industry. Revenue disaggregated by industries was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
Omnichannel retail	$1,031	$876	$3,649	$3,116
Technology and consumer electronics	374	326	1,337	1,075
Food and beverage	318	356	1,327	1,328
Industrial and manufacturing	269	251	1,076	994
Consumer packaged goods	252	260	915	832
Other	223	193	689	595
Total	$2,467	$2,262	$8,993	$7,940

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITDA
and Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
					(Pro forma)(1)
Net income attributable to GXO	$46	$56	$197	$153	$162
Net income attributable to noncontrolling interest	—	1	3	8	8
Net income	$46	$57	$200	$161	$170
Interest expense, net	10	5	29	21	25
Income tax expense (benefit)	13	13	64	(8)	(5)
Depreciation and amortization expense	87	76	329	335	335
Transaction and integration costs	4	17	61	99	99
Restructuring costs and other	18	(1)	32	4	4
Unrealized (gain) loss on foreign currency options and other	27	—	13	(1)	(1)
Adjusted EBITDA(2)	$205	$167	$728	$611	$627
Allocated corporate expense(3)					29
Public company standalone cost(4)					(23)
Pro forma adjusted EBITDA(1)(2)					$633

Revenue	$2,467	$2,262	$8,993	$7,940	$7,940
Adjusted EBITDA margin(5)	8.3%	7.4%	8.1%	7.7%	8.0%
(1) Pro forma as prepared under combined financial statements for all periods before August 2, 2021, includes allocated expenses from XPO Corporate.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) Excludes the impact of adjusted items and allocated interest expense, income tax, depreciation and amortization from XPO Corporate.
(4) Estimated costs of operating GXO as a standalone public company.
(5) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITA
and Adjusted EBITA Margin
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
					(Pro forma)(1)
Net income attributable to GXO	$46	$56	$197	$153	$162
Net income attributable to noncontrolling interest	—	1	3	8	8
Net income	$46	$57	$200	$161	$170
Interest expense, net	10	5	29	21	25
Income tax expense (benefit)	13	13	64	(8)	(5)
Amortization expense	20	17	68	61	61
Transaction and integration costs	4	17	61	99	99
Restructuring costs and other	18	(1)	32	4	4
Unrealized (gain) loss on foreign currency options and other	27	—	13	(1)	(1)
Adjusted EBITA(2)	$138	$108	$467	$337	$353
Depreciation expense(3)					15
Allocated corporate expense(4)					29
Public company standalone cost(5)					(23)
Pro forma adjusted EBITA(1)(2)					$374

Revenue	$2,467	$2,262	$8,993	$7,940	$7,940
Adjusted EBITA margin(6)	5.6%	4.8%	5.2%	4.2%	4.7%
(1) Pro forma as prepared under combined financial statements for all periods before August 2, 2021, includes allocated expenses from XPO Corporate.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) Allocated depreciation from XPO Corporate for all periods prior to August 2, 2021.
(4) Excludes the impact of adjusted items and allocated interest expense, income tax, depreciation and amortization from XPO Corporate.
(5) Estimated costs of operating GXO as a standalone public company.
(6) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted Net Income
and Adjusted Net Income Per Share
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2022	2021	2022	2021
Net income attributable to GXO	$46	$56	$197	$153
Amortization expense	20	17	68	61
Transaction and integration costs	4	17	61	99
Restructuring costs and other	18	(1)	32	4
Unrealized (gain) loss on foreign currency options and other	27	—	13	(1)
Income tax associated with the adjustments above(1)	(16)	(5)	(36)	(32)
Discrete and other tax-related adjustments(2)	—	—	—	(42)
Adjusted net income attributable to GXO(3)	$99	$84	$335	$242

Adjusted basic earnings per share(3)	$0.83	$0.73	$2.86	$2.11
Adjusted diluted earnings per share(3)	$0.83	$0.73	$2.85	$2.09

Weighted-average common shares outstanding:
Basic	118,658	114,647	117,050	114,632
Diluted	119,126	115,695	117,616	115,597

Aggregated tax of all non-tax related adjustments reflected above:
Amortization expense	$(5)	$(2)	$(16)	$(11)
Transaction and integration costs	—	(3)	(9)	(20)
Restructuring costs and other	(5)	—	(8)	(1)
Unrealized (gain) loss on foreign currency options and other	(6)	—	(3)	—
Total income tax associated with the adjustments above	$(16)	$(5)	$(36)	$(32)
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate, excluding discrete items and contributions- and margin-based taxes. A portion of the transaction costs is not deductible.
(2) Initial recognition of a deferred tax asset in connection with the Spin-off.
(3) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
Net cash provided by operating activities	$226	$204	$542	$455
Payment for purchases of property and equipment	(103)	(70)	(342)	(250)
Proceeds from sale of property and equipment	18	3	40	11
Free Cash Flow(1)	$141	$137	$240	$216
(1) See the “Non-GAAP Financial Measures” section of this press release.
The Company calculates free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a ratio.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
Revenue	$2,467	$2,262	$8,993	$7,940
Revenue from acquired business	(250)	—	(569)	—
Revenue from deconsolidation	—	(24)	(20)	(92)
Foreign exchange rates	188	—	653	—
Organic revenue(1)	$2,405	$2,238	$9,057	$7,848

Revenue growth(2)	9.1%		13.3%
Organic revenue growth(1)(3)	7.5%		15.4%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Revenue growth is calculated as the change in year-over-year revenue growth, expressed as a percentage of 2021 revenue.
(3) Organic revenue growth is calculated as the change in year-over-year organic revenue, expressed as a percentage of 2021 organic revenue.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	December 31, 2022
Short-term debt	$67
Long-term debt	1,739
Total Debt	$1,806
Less: Cash and cash equivalents	(495)
Net debt(1)	$1,311
(1) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income attributable to GXO Ratio:

(In millions)	December 31, 2022
Total debt	$1,806
Net income attributable to GXO	$197
Debt to net income attributable to GXO ratio	9.2x

Reconciliation of Net Leverage Ratio:

(In millions)	December 31, 2022
Net debt	$1,311
Adjusted EBITDA(1)	$728
Net leverage ratio(1)	1.8x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	September 30, 2022
Short-term debt	$94
Long-term debt	1,789
Total Debt	$1,883
Less: Cash and cash equivalents	(434)
Net debt(1)	$1,449
(1) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Net Leverage Ratio:

(In millions)	September 30, 2022
Net debt	$1,449
Trailing twelve months adjusted EBITDA(1)	$690
Net leverage ratio(1)	2.1x
(1) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of net income to trailing twelve month adjusted EBITDA:

	Nine Months Ended September 30,		Year Ended December 31,	Trailing Twelve Months Ended September 30,
(In millions)	2022	2021	2021	2022
Net income attributable to GXO	$151	$97	$153	$207
Net income attributable to noncontrolling interest	3	7	8	4
Net income	$154	$104	$161	$211
Interest expense, net	19	16	21	24
Income tax expense (benefit)	51	(21)	(8)	64
Depreciation and amortization expense	242	259	335	318
Transaction and integration costs	57	82	99	74
Restructuring costs and other	14	5	4	13
Unrealized gain on foreign currency options and other	(14)	(1)	(1)	(14)
Adjusted EBITDA(1)	$523	$444	$611	$690
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Operating Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid

Year Ended December 31,
(In millions)	2022
Adjusted EBITA(1)	$467
Less: Cash paid for income taxes	(111)
Adjusted EBITA(1), net of income taxes paid	$356
(1) See the “Non-GAAP Financial Measures” section of this press release.

Operating Return on Invested Capital

	Year Ended December 31,
(In millions)	2022	2021	Average
Total Assets	$9,219	$7,271	$8,245
Less: Cash and equivalents	(495)	(333)	(414)
Less: Total long-term assets	(6,791)	(5,172)	(5,982)
Plus: Property and equipment, net	960	863	912
Less: Total current liabilities	(2,532)	(2,329)	(2,431)
Plus: Short-term borrowings and obligations under finance leases	67	34	51
Plus: Current operating lease liabilities	560	453	507
Invested Capital	988	787	888

Ratio of Return on Invested Capital(1)(2)			40.1%
(1) The ratio of return on invested capital is calculated as adjusted EBITA, net of income taxes paid, divided by invested capital.
(2) See the “Non-GAAP Financial Measures” section of this press release.